Exhibit 99.1

August 1, 2016

Exa Appoints Joel Dube as Vice President of Finance, Principal Accounting Officer

BURLINGTON, Mass., August 1, 2016 (GLOBE NEWSWIRE) — Exa® Corporation (Nasdaq:EXA), a global innovator in simulation software for product engineering, announced the appointment of Joel Dube as Vice President of Finance and Principal Accounting Officer effective today. In this role, Mr. Dube will report to the Chief Financial Officer, Richard F. Gilbody, and be responsible for the company’s finance and accounting operations.

With over 18 years of finance and accounting leadership and experience, Mr. Dube brings important skills and perspective to the company’s global operations. He joins Exa from Juniper Pharmaceuticals where he was Vice President and Corporate Controller. Prior to Juniper, he was Vice President and Corporate Controller at CRA International and held various accounting roles in organizations across the technology, manufacturing and public accounting sectors.

“Joel is an important addition to the Exa Finance and Operations leadership team. I expect him to add immediate value as we continue to grow the company and manage through the associated challenges”, remarked Richard Gilbody, Chief Financial Officer of Exa. “Compliance and governance are critical priorities and we believe that Joel’s experience will contribute significantly to our strategy and execution in this important area.”

“Exa is a great opportunity for me to bring immediate value to a growing public company. I am pleased to join the company at this exciting time and look forward to working closely with and supporting Exa’s management teams and all other employees globally,” stated Joel Dube.

Mr. Dube earned his Bachelor of Science degree in Business Administration from the University of Lowell, a postgraduate certification in Accountancy from Bentley College and is a Certified Public Accountant in New Hampshire.

About Exa Corporation

Exa (NASDAQ:EXA) (www.exa.com) Corporation’s visualization and simulation software helps designers and engineers produce better vehicles and equipment. As a design evolves, Exa accurately predicts the performance of that design while providing actionable insight to optimize the performance of the product. With Exa, the need for costly physical prototypes and expensive late-stage changes is reduced. Now, designers and engineers are freed from the risk of producing compromised products that do not meet market and regulatory requirements. Some of the most successful product companies in the world use Exa, including BMW, Delphi, Denso, Fiat Chrysler, Ford, Hino, Honda, Hyundai, Jaguar Land Rover, Kenworth, Komatsu, MAN, Nissan, Peterbilt, Peugeot, Renault, Scania, Toyota, Volkswagen and Volvo Trucks.

Founded in 1991, the company is headquartered at 55 Network Drive, Burlington, MA, USA 01803. Tel: 1.781.564.0200; Fax: 1.781.564.0299; Email: info@exa.com; URL: www.exa.com; NASDAQ:EXA